Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

Registration Statement

(Form Type)

Hyliion Holdings Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)
Equity	Common Stock, par value, $0.0001 per share	Rule 457(c) and 457(h)	10,700,000	$1.85	$19,795,000	$147.60 per $1,000,000	$2,921.75

Total Offering Amounts				—	$19,795,000	—	$2,921.75
Total Fee Offsets				—	—	—	—
Net Fee Due				—	—	—	$2,921.75

(1)	The Form S-8 registration statement to which this Exhibit 107.1 is attached registers 10,700,000 shares of common stock, $0.0001 par value per share (the “Common Stock”), of Hyliion Holdings Corp., a Delaware corporation, pursuant to the Hyliion Holdings Corp. 2024 Equity Incentive Plan (the “Plan”). Pursuant to Rule 416, this Registration Statement shall be deemed to cover such additional shares of Common Stock as may become issuable pursuant to the antidilution provisions of the Plan.
(2)	Estimated solely for purposes of calculating the registration fee, in accordance with Rule 457(h), on the basis of the price of securities of the same class, as determined in accordance with Rule 457(c), using the average of the high and low prices for a share of Common Stock as reported on The New York Stock Exchange on August 2, 2024, which was equal to $1.85.